                                  SCHEDULE 13G

                                 (RULE 13D-102)

           Information to be Included in Statements filed Pursuant to
               Rule 13d-1(b) and (c) and Amendments Thereto Filed
                            Pursuant to Rule 13d-2(b)



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                            (Amendment No. _______)*



                               PLASMA-THERM, INC.
                                (Name of Issuer)



                          Common Stock, $.01 par value
                         (Title of Class of Securities)



                                   727900 10 2
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 727900 10 2               13G                        Page 2 of 4 Pages


--------------------------------------------------------------------------------
  1    Names of Reporting Persons/I.R.S. Identification
       Nos. of Above Persons (Entities
       Only)

       Ronald H. Deferrari
--------------------------------------------------------------------------------
  2    Check the Appropriate Box if a Member of a Group                (a)  [ ]
       (See Instructions)                                              (b)  [ ]

--------------------------------------------------------------------------------
  3    SEC Use Only

--------------------------------------------------------------------------------
  4    Citizenship or Place of Organization

       United States
--------------------------------------------------------------------------------
          Number of            5     Sole Voting Power
           Shares                    2,038,300
        Beneficially       -----------------------------------------------------
          Owned by             6     Shared Voting Power
            Each                     0
          Reporting        -----------------------------------------------------
         Person With           7     Sole Dispositive Power
                                     2,038,300
                           -----------------------------------------------------
                               8     Shared Dispositive Power
                                     0
--------------------------------------------------------------------------------
  9    Aggregate Amount Beneficially Owned
       by Each Reporting Person

       2,038,300
--------------------------------------------------------------------------------
 10    Check if the Aggregate Amount in Row
       (9) Excludes Certain Shares                                      [  ]
       (See Instructions)
--------------------------------------------------------------------------------
 11    Percent of Class Represented by Amount in Row (9)

       18.31%
--------------------------------------------------------------------------------
 12    Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------



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CUSIP NO. 727900 10 2                 13G                     Page 3 of 4 Pages


ITEM 1(A)         Name of Issuer:

                  PLASMA-THERM, INC.

ITEM 1(B)         Address of Issuer's Principal Executive Offices:

                  10050 16th Street North
                  St. Petersburg, Florida  33716

ITEM 2(A)         Name of Person Filing:

                  Ronald H. Deferrari

ITEM 2(B)         Address of Principal Office or, if None, Residence:

                  10050 16th Street North
                  St. Petersburg, Florida 33716

ITEM 2(C)         Citizenship:

                  United States

ITEM 2(D)         Title of Class of Securities:

                  Common Stock, par value $.01

ITEM 2(E)         CUSIP Number:

                  727900 10 2

ITEM 3.  The persons filing this Schedule 13G are:

         Not applicable.

ITEM 4.  OWNERSHIP.

         (a)    Amount beneficially owned:

                2,038,300 shares

         (b)    Percent of class:

                18.31%



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CUSIP NO. 727900 10 2              13G                         Page 4 of 4 Pages


           (c)    The number of shares as to which Ronald H. Deferrari has:

                  (i)      Sole power to vote or to direct the vote:
                           2,038,300 shares

                  (ii)     Shared power to vote or to direct the vote:  0 shares

                  (iii) Sole power to dispose or to direct the disposition of: 2,038,000 shares

                  (iv) Shared power to dispose or to direct the disposition of: 0 shares

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable.


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 13, 1998                       /s/ Ronald H. Deferrari
                                                -----------------------
                                                Ronald H. Deferrari